Exhibit 99.14

EXECUTION VERSION

AMENDED AND RESTATED INTERIM INVESTORS AGREEMENT

This Amended and Restated Interim Investors Agreement (this “Agreement”) is made as of February 18, 2019 by and among MBK Partners Fund IV, L.P. (“MBKP”), The Crawford Group, Inc. (“Crawford Inc.” and, together with MBKP, the “Original Sponsors), Ocean Imagination L.P., a Cayman Islands exempted limited partnership (the “Ocean Sponsor”), and, together with the Original Sponsors and any New Sponsor (as defined below), the “Sponsors”), L & L Horizon, LLC, a Delaware limited liability company (“Horizon”), Ctrip Investment Holding Ltd., a Cayman Islands exempted company (“Ctrip”), CDH Car Rental Service Limited, a British Virgin Islands business company (“CDH Car” and, together with the Ocean Sponsor, “Ocean”, and the Ocean Sponsor, CDH Car and Ctrip, collectively, the “Subsequent Investors”), ICG Holdings 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Crawford Inc. (“ICG Holdco 1”), ICG Holdings 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Crawford Inc. (“ICG Holdco 2” and, together with ICG Holdco 1 and Crawford Inc., “Crawford”), Dongfeng Asset Management Co. Ltd., a limited liability company formed under the laws of the People’s Republic of China (“Dongfeng” and, together with Crawford, Horizon, Ctrip, CDH Car and any New Rollover Shareholder (as defined below) the “Rollover Shareholders” and Dongfeng, Horizon and the Original Sponsors, collectively, the “Original Investors”, and the Rollover Shareholders and the Sponsors, each an “Investor” and collectively, the “Investors”), Teamsport Topco Limited, a Cayman Islands exempted company (“Holdco”), Teamsport Midco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Midco”), Teamsport Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Midco (“Parent”), and Teamsport Bidco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”). The Investors, Holdco, Midco, Parent and Merger Sub are hereinafter collectively referred to as the “Parties”, and individually, a “Party”. Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and eHi Car Services Limited, a Cayman Islands exempted company (the “Company”), are entering into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent.

WHEREAS, on the date hereof, each of Horizon, Crawford, Dongfeng, Ctrip, CDH Car, Holdco, Midco and Parent have executed an Amended and Restated Contribution and Support Agreement (the “Contribution and Support Agreement” ), pursuant to which each Rollover Shareholder has agreed, subject to the terms and conditions set forth therein and among other obligations, (a) to the contribution of all its Shares to Holdco in exchange for newly issued ordinary shares of Holdco immediately prior to the Closing in accordance with the terms thereof, and (b) to vote all of its Securities (as defined in the Contribution and Support Agreement) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, upon the terms and conditions set forth therein.

WHEREAS, on the date hereof, each Sponsor has entered into a letter agreement in favor of Holdco (each such letter, such Sponsor’s “Equity Commitment Letter”), pursuant to which such Sponsor has agreed, subject to the terms and conditions set forth therein, to make a direct or indirect equity investment in Holdco immediately prior to the Closing in connection with the Transactions.

WHEREAS, on the date hereof, MBKP, Crawford Inc., Horizon, Dongfeng, the Ocean Sponsor and Ctrip have each executed a limited guarantee in favor of the Company with respect to certain obligations of Parent under the Merger Agreement (each, a “Limited Guarantee”).

WHEREAS, MBKP, The Baring Asia Private Equity Fund VI, L.P.1, The Baring Asia Private Equity Fund VI, L.P.2, The Baring Asia Private Equity Fund VI Co-investment L.P., BPEA Teamsport Limited, Crawford Inc., Horizon, Dongfeng, Holdco, Midco, Parent, Merger Sub and RedStone Capital Management (Cayman) Limited entered into an Interim Investors Agreement dated as of April 6, 2018 (the “Original Agreement”), which currently governs the actions of Holdco, Midco, Parent and Merger Sub and the relationship among certain of the Investors with respect to the transactions contemplated by the Original Merger Agreement (the “Original Transactions”).

WHEREAS, on the date hereof, RedStone Capital Management (Cayman) Limited, MBKP, The Baring Asia Private Equity Fund VI, L.P.1, The Baring Asia Private Equity Fund VI, L.P.2, The Baring Asia Private Equity Fund VI Co-investment L.P., BPEA Teamsport Limited, Crawford Inc., Horizon, Dongfeng, Holdco, Midco, Parent, Merger Sub and Fastforward Company Ltd have entered into a Termination Agreement, pursuant to which, among other things, the participation of each of RedStone Capital Management (Cayman) Limited, The Baring Asia Private Equity Fund VI, L.P.1, The Baring Asia Private Equity Fund VI, L.P.2, The Baring Asia Private Equity Fund VI Co-investment L.P. and BPEA Teamsport Limited in the Transactions was terminated.

WHEREAS, pursuant to Section 3.2 of the Original Agreement, the Original Parties (as defined below) wish to amend and restate the Original Agreement in its entirety, as set forth in this Agreement, and the Parties wish to agree to certain terms and conditions that will govern the actions of Holdco, Midco, Parent and Merger Sub and the relationship among the Investors with respect to the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	AGREEMENTS AMONG THE INVESTORS.

1.1    Actions Under the Merger Agreement; Contribution and Support Agreement; Equity Commitment Letters. MBKP and Horizon acting jointly shall have the sole power, authority and discretion to cause (a) Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including (i) determining that the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied or waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, or (ii) terminating, amending or modifying the Merger Agreement and determining to consummate the Merger, and (b) Holdco, Midco, Parent and Merger Sub, as applicable, to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Contribution and Support Agreement and the Equity Commitment Letters, as applicable; provided that MBKP and Horizon may not cause Holdco, Midco, Parent or Merger Sub, as applicable, to amend the Merger Agreement, the Contribution and Support Agreement or any Equity Commitment Letter in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent. Holdco, Midco, Parent and Merger Sub, as applicable, shall not, and the Investors shall not permit Holdco, Midco, Parent or Merger Sub, as applicable, to, determine that any Closing Condition has been satisfied, waive any Closing Condition, terminate, amend or modify the Merger Agreement, the Contribution and Support Agreement or any Equity Commitment Letter, or determine to close the Merger unless such action has been approved in advance in writing by each of MBKP and Horizon. Holdco, Midco, Parent and Merger Sub, as applicable, shall not take any action with respect to the Merger Agreement, the Contribution and Support Agreement or any Equity Commitment Letter, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement. Parent and Merger Sub shall promptly provide each Investor with any notice they receive from the Company under the Merger Agreement.

1.2    Equity Commitment.

(a)    For the avoidance of doubt, Exhibit A hereto sets forth the aggregate equity commitment of each Investor (such Investor’s “Investor Equity Commitment”), which with respect to each Investor, equals (x) the number of Rollover Shares of such Investor (if any) multiplied by the Per Share Merger Consideration, plus (y) the amount of such Investor’s Equity Commitment as defined and set forth in such Investor’s Equity Commitment Letter (if any).

(b)    If and to the extent Horizon determines after the date hereof, after prior consultation with MBKP, that it would be beneficial for one or more additional sponsors to provide additional equity capital for the consummation of the Transactions, each such additional sponsor (a “New Sponsor”) shall (i) execute an adherence agreement to this Agreement in a form mutually agreed by MBKP and Horizon, (ii) execute an equity commitment letter and limited guarantee in substantially the form as the Equity Commitment Letters and Limited Guarantees in respect of the relevant portion of the equity commitment to be provided by such New Sponsor, and upon its execution of such documents, such New Sponsor shall become a “Sponsor”, an “Investor” and a “Party” for purposes of this Agreement, and Exhibit A shall be updated to reflect the Investor Equity Commitment of each Investor, after giving effect to the equity commitment of such New Sponsor.

(c) If and to the extent Horizon determines after the date hereof, after prior consultation with MBKP, that it would be beneficial for one or more additional shareholders of the Company to contribute its Shares to Holdco in exchange for newly issued shares of Holdco, each such additional shareholder of the Company (a “New Rollover Shareholder”) shall (A) execute an adherence agreement to this Agreement in a form mutually agreed by MBKP and Horizon, (B) execute a contribution and support agreement in substantially the form as the Contribution and Support Agreement in respect of the relevant portion of the equity commitment to be provided by such New Rollover Shareholder, and upon its execution of such documents, such New Rollover Shareholder shall become a “Rollover Shareholder”, an “Investor” and a “Party” for purposes of this Agreement, and Exhibit A shall be updated to reflect the Investor Equity Commitment of each Investor, after giving effect to the equity commitment of such New Rollover Shareholder.

1.3    Required Information. Each of the Investors, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Party (or its Affiliates) that Parent reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Authority in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Limited Guarantees, the Contribution and Support Agreement or any other agreement or arrangement to which it is a party relating to the Transactions. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or its Affiliates). Each of the Investors agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of the ordinary shares, ADSs or other equity securities of the Company and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Limited Guarantee, the Contribution and Support Agreement or any other agreement or arrangement to which it (or their respective Affiliate) is a party relating to the Transactions, to the extent required by applicable Law or the SEC (or its staff) or by mutual agreement between the Company and Parent. Each of the Investors hereby represents and warrants to Parent as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Party in writing pursuant to this Section 1.3, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of a Party’s involvement in the Transactions are provided to such Governmental Authorities and such Party has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Authority, such Party agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the previous sentence.

1.4    Consummation of the Transactions.

(a)    Subject to the terms and conditions of this Agreement, each of the Parties agrees and undertakes to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, the Merger Agreement or any other agreement contemplated hereby or thereby.

(b)    In the event that the Closing Conditions are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, all Investors other than any Failing Investor (the “Closing Investors”) acting unanimously shall have the right to (i) direct Holdco, Midco and Parent, as applicable, to enforce the obligations of such Failing Investor under its Equity Commitment Letter or the Contribution and Support Agreement, as applicable, and/or (ii) terminate the participation in the Transactions of such Failing Investor; provided that such termination shall not affect the rights or remedies of the Closing Investors against such Failing Investor with respect to such breach or threatened breach. If the Closing Investors terminate a Failing Investor’s participation in the Transactions pursuant to the immediately preceding sentence, MBKP shall have the right (but not the obligation) to provide equity financing for the Transactions to replace the amount of such Failing Investor’s Investor Equity Commitment (“Replacement Equity”) (provided that MBKP’s Replacement Equity shall not exceed an amount that, together with MBKP’s Investor Equity Commitment, would result in MBKP holding more than 41.0% of the issued and outstanding equity interests or more than 31.5% of the aggregate voting power in Holdco on a fully-diluted basis as of the Closing without the prior written consent of Horizon (which consent shall be provided by Horizon in the event that Replacement Equity in excess of such amount is required to consummate the Merger and no source of alternative capital is readily available)). To the extent MBKP elects not to or cannot provide Replacement Equity in an aggregate amount equal to such Failing Investor’s Investor Equity Commitment, the Closing Investors acting unanimously may offer one or more other Closing Investors or new investors the opportunity to provide Replacement Equity in an amount equal to the shortfall. A “Failing Investor” is any Investor that (A) breaches its obligation under the Equity Commitment Letter of such Investor to fund the Equity Commitment (as defined therein) or asserts in writing such Investor’s unwillingness to fund such Equity Commitment, or (B) breaches its obligation, if any, under the Contribution and Support Agreement to contribute its Shares to Holdco or asserts in writing such Investor’s unwillingness to perform such obligation.

1.5    Termination Fee and Expenses.

(a)    If (i) the Merger Agreement is terminated pursuant to Section 8.02(a), Section 8.03(a) or Section 8.03(b) thereof, (ii) Parent is required to pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement and/or reimburse any expenses of the Company pursuant to the terms of the Merger Agreement, as applicable, and (iii) one of the Investors is a Defaulting Party, then such Defaulting Party shall pay to Parent an amount equal to the Parent Termination Fee and such expenses to be reimbursed, as applicable, by wire transfer of same day funds within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Defaulting Party, each Defaulting Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of the Parent Termination Fee and/or such expenses, as applicable. A “Defaulting Party” is an Investor whose failure to perform its obligation under its Equity Commitment Letter (if any), the Contribution and Support Agreement (if party thereto) and/or this Agreement results in the termination of the Merger Agreement pursuant to Section 8.02(a), 8.03(a) or Section 8.03(b) thereof. A Defaulting Party’s “Pro Rata Portion” for purposes of this Section 1.5(a) is a fraction, the numerator of which is the Investor Equity Commitment of such Defaulting Party and the denominator of which is the aggregate Investor Equity Commitments of all Defaulting Parties.

(b)    If the Transactions are not consummated, and one of the Investors is a Breaching Party, then such Breaching Party shall promptly reimburse each other Investor who is not a Breaching Party (each, a “Non-Breaching Party ”) for all of such Non-Breaching Party’s out-of-pocket costs and expenses incurred in connection with the Transactions, including (i) such Non-Breaching Party’s share of the Shared Transaction Expenses and Shared DD Expenses (each as defined below), as applicable, without prejudice to any rights and remedies otherwise available to such Non-Breaching Party. If there is more than one Breaching Party, each Breaching Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of such costs and expenses. A “Breaching Party” is an Investor, the breach by such Investor or by an Affiliate of such Investor, in each case, of the obligations of such Investor or such Affiliate of such Investor under its Equity Commitment Letter (if any), the Contribution and Support Agreement (if party thereto) and/or this Agreement results in the failure of the Transactions to be consummated.

(c)    If the Transactions are not consummated (and Section 1.5(b) does not apply), the Investors agree that (i) all Original Shared Transaction Expenses (as defined below) shall be borne by the Applicable Investors based on their respective Applicable TE Pro Rata Portion (as defined below) of such Original Shared Transaction Expenses, (ii) all Shared DD Expenses shall be borne by the Applicable Sponsors based on their respective DD Pro Rata Portion (as defined below) of such Shared DD Expenses, (iii) all Subsequent Shared Transaction Expenses (as defined below) shall be borne by the Applicable Investors based on their respective Applicable TE Pro Rata Portion of such Subsequent Shared Transaction Expenses, (iv) all Subsequent Investor Transaction Expenses (as defined below) shall be borne equally by the Applicable Investors and (v) all other fees and expenses of advisers or consultants retained solely by an Investor or Investors without the mutual agreement of each other Investor in accordance with the terms herein shall be borne solely by such Investor or Investors, as applicable.

(i)    “Applicable Investors” means (A) with respect to Original Shared Transaction Expenses, the Original Investors, any New Sponsors and any New Rollover Shareholders, (B) with respect to Subsequent Shared Transaction Expenses and any remaining amounts in respect of the Company Termination Fee contemplated by Section 1.5(e) to be allocated among the Investors, the Investors, and (C) with respect to Subsequent Investor Transaction Expenses and any remaining amounts in respect of the Company Termination Fee contemplated by Section 1.5(e) to be allocated among the Subsequent Investors, the Subsequent Investors.

(ii)    “Original Shared Transaction Expenses” means, collectively, all fees and expenses incurred on or prior to the date of this Agreement in connection with the Original Transactions and the Transactions (A) by the Joint Advisers (as defined below), except to the extent incurred solely for the benefit of one Investor, and (B) otherwise for the benefit of the Original Investors as mutually agreed in writing by MBKP and Horizon.

(iii)    “Shared Transaction Expenses” means, collectively, Original Shared Transaction Expenses and Subsequent Shared Transaction Expenses.

(iv)    “Subsequent Shared Transaction Expenses” means, collectively, all fees and expenses incurred after the date of this Agreement in connection with the Transactions (A) by the Joint Advisers (as defined below), except to the extent incurred solely for the benefit of one Investor, and (B) otherwise for the benefit of the Investors as mutually agreed in writing by MBKP and Horizon.

(v)    “Subsequent Investor Transaction Expenses” means, collectively, without duplication, all fees and expenses incurred by advisers (the “Applicable Subsequent Investor Advisors”) retained by the Subsequent Investors prior to the date of this Agreement in connection with (A) the Transactions and (B) the transactions contemplated by the Ocean/Ctrip Competing Transaction (as defined below) as further described on Schedule 1 hereto.

(vi)    “TE Pro Rata Portion” means, with respect to an Applicable Investor, a fraction, the numerator of which shall be the Investor Equity Commitment of such Applicable Investor, and the denominator of which shall be the aggregate Investor Equity Commitments of all Applicable Investors, in each case, at the time of the determination thereof.

(vii)    “Applicable Sponsors” means the Sponsors, other than the Ocean Sponsor.

(viii)    “Shared DD Expenses” means, collectively, all fees and expenses incurred by the Applicable Sponsors in respect of Joint DD Advisers or otherwise for the benefit of the Applicable Sponsors as agreed in writing by the Applicable Sponsors in connection with the conducting of due diligence on the Company for purposes of the Original Transactions and the Transactions (the “Due Diligence”).

(ix)    “DD Pro Rata Portion” means, with respect to an Applicable Sponsor, a fraction, the numerator of which shall be such Sponsor’s Investor Equity Commitment, and the denominator of which shall be the aggregate Investor Equity Commitments of all Applicable Sponsors, in each case, at the time of the determination thereof.

(d)    Upon consummation of the Transactions, Holdco, Midco and Parent shall, or shall cause the Surviving Company to, reimburse the Investors for, or pay on behalf of the Investors, as the case may be, the Shared Transaction Expenses, the Shared DD Expenses and the Subsequent Investor Transaction Expenses, as applicable, which Shared Transaction Expenses, Shared DD Expenses and Subsequent Investor Transaction Expenses shall be settled in cash at the time of the Closing if reasonably practicable from the aggregate equity financing proceeds in connection with the Transactions.

(e)    Any termination, break-up, reimbursement or other fees or amounts (including any Company Termination Fee) payable to Holdco, Midco, Parent or Merger Sub by the Company pursuant to the Merger Agreement shall be used to pay the Shared Transaction Expenses, and any remaining amount shall be allocated among the Investors in proportion to their respective Applicable TE Pro Rata Portions; provided that (i) the Applicable Sponsors’ aggregate share of such remaining amount shall first be used to pay the Shared DD Expenses and any remaining amount thereafter shall then be allocated among the Applicable Sponsors in accordance with their respective DD Pro Rata Portions, and (ii) the Subsequent Investors’ aggregate share of such remaining amount shall first be used to pay the Subsequent Investor Transaction Expenses and any remaining amount thereafter shall then be allocated among the Subsequent Investors’ in accordance with their respective Applicable TE Pro Rata Portions.

(f)    Notwithstanding anything to the contrary in this Agreement, to the extent that the Limited Guarantee of an Investor is enforced and neither such Party nor any of its Affiliates (other than Parent, Holdco, Midco or Merger Sub) is a Defaulting Party, the Defaulting Party (or Defaulting Parties, as applicable) shall promptly pay (or reimburse, as applicable) the amount of the Obligations (as defined in such Limited Guarantee) (or its applicable portion of the Obligations in the case of more than one Defaulting Party) that is payable thereunder directly to such Investor (i.e., the non-Defaulting Party), in lieu of payment (or reimbursement, as applicable) to Merger Sub as otherwise required under such Limited Guarantee and by this Agreement.

(g)    Each Investor shall be responsible for its own Taxes and related Tax obligations arising from the Original Transactions and the Transactions (including Tax filings, payments and other obligations). The Investors shall cooperate with the Surviving Company in fulfilling the Surviving Company’s Tax withholding, reporting, registration or similar obligations, if any, in connection with the Transactions.

(h)    Notwithstanding anything herein to the contrary, each Investor acknowledges, and agrees to, the covenants and agreements set forth on Schedule 2.

1.6    Appointment of Advisers.

(a)    The Parties acknowledge and agree that the advisers listed on Schedule 3 hereto (the “Joint Advisers”) have been retained in connection with the Original Transactions and the Transactions and the fees and expenses of the Joint Advisers (other than any fees or expenses related to the Due Diligence) shall be treated as Original Shared Transaction Expenses, Subsequent Shared Transaction Expenses or Shared Transaction Expenses, as applicable, and reimbursable in accordance with Section 1.5. If the Investors wish to jointly retain any additional adviser or consultant (other than the Joint Advisers) in connection with the Transactions the fees and expenses of which are to be treated as Shared Transaction Expenses, such retention shall be subject to each Investor’s prior written consent, and each Investor shall confirm in writing prior to such retention that the fees and expenses incurred by such adviser or consultant (other than any fees or expenses related to the Due Diligence) will be treated as Subsequent Shared Transaction Expenses and reimbursable in accordance with Section 1.5.

(b)    The Applicable Sponsors acknowledge and agree that the advisers listed on Schedule 4 hereto (the “Joint DD Advisers”) have been retained in connection with the Due Diligence and the fees and expenses of the Joint DD Advisers as they relate to the Due Diligence shall be treated as Shared DD Expenses and reimbursable pursuant to Section 1.5. If the Applicable Sponsors wish to jointly retain any additional adviser or consultant (other than the Joint DD Advisers) in connection with the Due Diligence, such retention shall be subject to each Applicable Sponsor’s prior written consent, and each Applicable Sponsor shall confirm in writing prior to such retention that the fees and expenses incurred by such adviser or consultant as they relate to the Due Diligence will be treated as Shared DD Expenses and reimbursable pursuant to Section 1.5.

(c)    Other than the Joint Advisers, Joint DD Advisers and Applicable Subsequent Investor Advisors, as applicable, if a Party requires separate representation in connection with specific issues arising out of the Transactions, such Party may retain other advisers or consultants to advise it; provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) subject to Sections 1.5(b), (d) and (e), be solely responsible for the fees and expenses of such separate advisers or consultants, unless each Party or each Applicable Sponsor, as applicable, agrees in writing that the fees and expenses incurred by such separate advisers or consultants will be treated as Subsequent Shared Transaction Expenses or Shared DD Expenses, as applicable, and reimbursable pursuant to Section 1.5.

2.	REPRESENTATIONS AND WARRANTIES.

2.1    Representations. Each Party, severally and not jointly, hereby represents and warrants to the other Parties that: (a) if such Party is a corporate entity, it has the requisite power and authority to execute, deliver and perform this Agreement (including in respect of any obligations of such Party to cause or procure its Affiliates to take any actions or omit to take any actions pursuant hereto), (b) if such Party is a corporate entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party, (c) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, and (d) such Party’s execution, delivery and performance of this Agreement will not violate: (i) if such Party is a corporate entity, any provision of its organizational documents; (ii) any material agreement to which such Party is a party or by which such Party is bound; or (iii) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

3.	EXCLUSIVITY

3.1    During the period commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Section 4.1 (the “Exclusivity Period”), each Party agrees that it shall (and shall cause its Affiliates to):

(a)    work exclusively with MBKP and Horizon to implement and consummate the Transactions, including the Merger;

(b)    not, and shall not permit its Affiliates or any of its or their respective representatives to, directly or indirectly, (i) propose a Competing Transaction, or seek, solicit,

initiate, induce, facilitate or encourage (including by way of furnishing any non-public information concerning the Company) inquiries or proposals concerning, or participate in any discussions, negotiations, communications or other activities with any person (other than the other Parties) concerning, or enter into or agree to, a Competing Transaction, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Transaction, (iii) finance or offer to finance any Competing Transaction, including by offering any equity or debt finance, or contribution of Shares, ADSs or other securities in the Company or provision of a voting agreement, in support of any Competing Transaction, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is inconsistent with the provisions of this Agreement or the Transactions, including the Merger, (v) Transfer (as defined in the Contribution and Support Agreement) any interest in any Shares or other securities in the Company, in each case, except as expressly contemplated by the Contribution and Support Agreement, (vi) enter into any contract, option or other arrangement or understanding with respect to a Transfer (as defined in the Contribution and Support Agreement) or limitation on voting rights of any Shares (including Shares represented by ADSs) or other securities in the Company, or any right, title or interest thereto or therein, (vii) deposit any Shares, ADSs or other securities in the Company into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shares (including Shares represented by ADSs) or other securities in the Company, or (viii) seek, solicit, initiate, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 3.1(b)(i) to Section 3.1(b)(vii);

(c)    immediately cease and terminate, and cause to be ceased and terminated, any discussions, negotiations, communications or other activities with any persons that may be ongoing with respect to any Competing Transaction; and

(d)    promptly notify MBKP and Horizon if it or, to its knowledge, any of its Affiliates or any of its or their respective representatives receives any approach or communication with respect to any Competing Transaction, including the other persons involved and the nature and content of the approach or communication, and provide MBKP and Horizon with copies of any written communication with respect thereto.

3.2    Without limiting the generality of Section 3.1, each Subsequent Investor shall, and shall cause its Affiliates and its and their respective representatives to, (i) immediately cease and terminate, and cause to be ceased and terminated, all discussions, negotiations, agreements, communications and other activities among the Subsequent Investors, their respective Affiliates and their and their Affiliates’ respective representatives, or otherwise with the Company, the Special Committee or any other person, relating to the proposal regarding a Competing Transaction submitted to the Company Board by Ctrip and an Affiliate of Ocean on or about June 29, 2018 (the “Ocean/Ctrip Competing Proposal”) and (ii) promptly, and in any event no later than two (2) Business Days after the date hereof, take any and all actions as may be necessary to publicly withdraw, and make any and all filings with the SEC as may be required under applicable Law in connection with the withdrawal of, the Ocean/Ctrip Competing Proposal.

4.	MISCELLAENOUS.

4.1    Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 1.5 and Section 4) upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to Article VIII thereof; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination.

4.2    Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each Investor.

4.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

4.4    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

4.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than Hong Kong.

4.6    Dispute Resolution.

(a)    Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) and resolved in accordance with the Arbitration Rules of the HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 4.6(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)    Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 4.6, any Party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 4.6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 4.6(a) in any way.

4.7    Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

4.8    Other Agreements. This Agreement, together with the Equity Commitment Letters, the Limited Guarantees and the Contribution and Support Agreement and the other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for such agreements as are referenced herein which shall continue in full force and effect in accordance with their terms except as being expressly amended, clarified and supplemented herein. In the event of any conflict between the provisions of this Agreement and the provisions of the other agreements as are referenced herein, the provisions of this Agreement shall prevail.

4.9    Assignment. Neither this Agreement nor any rights, obligations or any performance arising under or relating to this Agreement may be assigned or delegated by any Party voluntarily or involuntarily, whether by operation of law or otherwise, without the prior written consent of each of the other Parties, except that this Agreement may be assigned by a Party to its Affiliate; provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment or delegation in violation of this Section 4.9 shall be void.

4.10    Interpretation. The Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

4.11    Notice. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized international next-day courier. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.11):

(a)	If to MBKP:

MBK Partners IV, L.P.

c/o MBK Partners Management Consulting (Shanghai) Co., Ltd.

Unit 3904, K.Wah Center

1010 Huai Hai M. Road

Shanghai, China

Attention:    Hongfei Yu

                    Lei Han

Facsimile:   +86 21 3401 2999

E-mail:        hongfei.yu@mbkpartnerslp.com

                     lei.han@mbkpartnerslp.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention:   Tim Gardner

                   William Welty

Facsimile:   +852-3015-9354

E-mail:        tim.gardner@weil.com

                    william.welty@weil.com

(b)	If to Horizon:

L & L Horizon, LLC

Unit 12/F, Building No.5, Guosheng Center

388 Daduhe Road

Shanghai, 200062, China

Attention:        Mr. Ray RuiPing Zhang

Facsimile:        +86 21 5489 1121

E-mail:             xjhsh168@qq.com

With a copy (which shall not constitute notice) to:

Pillar Legal, P.C.

Suite 1419-1420, Far East Building

1101 Pudong South Road, Pudong District

Shanghai 200120, China

Attention:         Greg Pilarowski

E-mail:             greg@pillarlegalpc.com

(c)	If to Crawford:

The Crawford Group, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention:        Pamela M. Nicholson, Chief Executive Officer

Facsimile:        +1 314 512 4070

E-mail:              Pamela.M.Nicholson@ehi.com

With a copy (which shall not constitute notice) to:

The Crawford Group, Inc.

c/o Enterprise Holdings, Inc.

600 Corporate Park Drive

St. Louis, MO 63105

U.S.A.

Attention:        Michael W. Andrew, Senior Vice President and General Counsel

Facsimile:        +1 314 512 5823

E-mail:            Mike.Andrew@ehi.com

(d)	If to Dongfeng:

Dongfeng Asset Management Co. Ltd.

Special No.1 DongFeng Road

WuHan Economic&Technical Development Zone

WuHan, HuBei Province, PRC, 430056

Attention:        Zhang Xiao

                         Wang You

E-mail:            zhxiao@dfmc.com.cn

                         wangy@dfmc.com.cn

(e)	If to Ocean:

Ocean Imagination L.P.

Room 303, 3rd Floor, St. George’s Building

2 Ice House Street

Central, Hong Kong

Attention:            Tianyi Jiang

E-mail:                 tony.jiang@oceanlp.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention:            Z. Julie Gao

                             Haiping Li

E-mail:                 Julie.Gao@skadden.com

                             Haiping.Li@skadden.com

(f)	If to Ctrip:

Ctrip.com International, Ltd.

Building 16, 968 Jinzhong Road

Shanghai, People’s Republic of China

Attention:            Jay Shen

E-mail:                 jie_shen@Ctrip.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention:            Z. Julie Gao

                             Haiping Li

E-mail:                 Julie.Gao@skadden.com

                             Haiping.Li@skadden.com

(g)	If to Holdco, Midco, Parent or Merger Sub:

c/o MBK Partners Management Consulting (Shanghai) Co., Ltd.

Unit 3904, K.Wah Center

1010 Huai Hai M. Road

Shanghai, China

Attention: Hongfei Yu

                  Lei Han

Facsimile: +86 21 3401 2999

E-mail: hongfei.yu@mbkpartnerslp.com

             lei.han@mbkpartnerslp.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention:       Tim Gardner

                         William Welty

Facsimile:       +852 3015 9354

E-mail:            tim.gardner@weil.com

                         william.welty@weil.com

4.12    Confidentiality.

(a)    Except as permitted under Section 4.13, no Party shall, and each Party shall direct its Affiliates and officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other authorized representatives (such Party’s “Representatives”) not to, disclose any Confidential Information (as defined below) received by it (the “Recipient”) from any other Party (the “Discloser”) to any Third Party, other than to (i) such Party’s Affiliates and Representatives and (ii) subject to Section 1.3, potential New Sponsors and potential New Rollover Shareholders. No Party shall, and each Party shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transactions.

(b)    Subject to Section 4.12(c), the Recipient shall, and shall direct its Affiliates and Representatives that receive Confidential Information to, return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any Confidential Information which falls within clause (i) of the definition of Confidential Information; provided that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware. Notwithstanding the foregoing, the Investors shall be permitted to retain copies of the Confidential Information in order to comply with legal, regulatory or internal policy requirements.

(c)    Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 4.12 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 4.1, unless otherwise agreed in writing.

(d)    “Confidential Information” includes (i) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this

Agreement or the Transactions, unless such information (A) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (B) is or becomes publicly available other than through a breach of this Agreement by such Party or its Representatives or (C) is independently developed by such Party or its Representatives without the use of Confidential Information and (ii) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation, including the Merger Agreement.

4.13    Permitted Disclosures. A Party may disclose Confidential Information (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to, perform its obligations under or enforce this Agreement or evaluate, negotiate and implement the Transactions, but only on a confidential basis; or (b) if required by Law or a court of competent jurisdiction, the United States Securities and Exchange Commission or any other regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

4.14    Original Agreement. Each of MBKP, Crawford Inc., Horizon, Dongfeng, Holdco, Midco, Parent and Merger Sub (the “Original Parties”) agrees and confirms that the Original Agreement is hereby amended and restated in its entirety, and is in force and effect only as so amended and restated

4.15    Counterparts. This Agreement may be executed in one or more counterparts and when so executed such counterparts shall constitute a single Agreement. Execution by facsimile or scanned to e-mail format signatures shall be legal, valid and binding.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

MBKP PARTNERS FUND IV, L.P.

By:	MBK Partners GP IV, L.P., its general partner

By:	MBK GP IV, Inc., its general partner

By:	/s/ Michael ByungJu Kim
Name:	Michael ByungJu Kim
Title:	Director

[Signature Page to A&R Interim Investors Agreement]

L & L HORIZON, LLC

By:	/s/ Ray Ruiping Zhang
Name:	Ray Ruiping Zhang
Title:	Member Manager

[Signature Page to A&R Interim Investors Agreement]

THE CRAWFORD GROUP, INC.

By:	/s/ Rick A. Short
Name:	Rick A. Short
Title:	Vice President

[Signature Page to Interim Investors Agreement]

ICG HOLDINGS 1, LLC
By:	THE CRAWFORD GROUP, INC.,
its sole member

By:	/s/ Rick A. Short
Name:	Rick A. Short
Title:	Vice President

[Signature Page to Interim Investors Agreement]

ICG HOLDINGS 2, LLC
By:	THE CRAWFORD GROUP, INC.,
its sole member

By:	/s/ Rick A. Short
Name:	Rick A. Short
Title:	Vice President

[Signature Page to Interim Investors Agreement]

DONGFENG ASSET MANAGEMENT CO. LTD.

By:	/s/ Lu Feng
Name: Lu Feng
Title: General Manager

[Signature Page to Interim Investors Agreement]

OCEAN IMAGINATION L.P.

By:	Ocean Voyage L.P., its general partner

By:	Ocean General Partners Limited, its general partner

By:	/s/ Tianyi Jiang
Name: Tianyi Jiang
Title: Director

[Signature Page to Interim Investors Agreement]

CTRIP INVESTMENT HOLDING LTD.

By:	/s/ Cindy Xiaofan Wang
Name:	Cindy Xiaofan Wang
Title:	Director

[Signature Page to Interim Investors Agreement]

CDH CAR RENTAL SERVICE LIMITED

By:	/s/ Xu Li
Name:	Xu Li
Title:	Director

[Signature Page to Interim Investors Agreement]

TEAMSPORT TOPCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

TEAMSPORT MIDCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

TEAMSPORT PARENT LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

TEAMSPORT BIDCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

[Signature Page to Interim Investors Agreement]